UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __________)*


Tenon Medical, Inc.


(Name of Issuer)


Common Stock


(Title of Class of Securities)


88066N204


(CUSIP Number)


07/01/2024


(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:



[ _X ] Rule 13d-1(b) (based on IA status)



[ _ ] Rule 13d-1(c)



[ _ ] Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be ?filed? for the purpose of Section 18 of the Securities Exchange Act of 1934 (?Act?) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
Persons who respond to the collection of information contained in this form are not required to respond unless the form
displays a currently valid OMB control number.
Page 1 of
SEC 1745 (8-07)
?
CUSIP No.
88066N204_____
_____
13G
Page 2 of 4
Pages






1.
NAMES OF REPORTING PERSONS



 TMD Wealth Management LLC, 85-1065038


2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(see instructions)
(a) [ _
]
(b) [ _
]






3.
SEC USE ONLY






4.
CITIZENSHIP OR PLACE OF ORGANIZATION



USA


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
 5.
SOLE VOTING POWER   0* TMD does not have
proxy voting authority over client accounts.




 6.
SHARED VOTING POWER




 7.
SOLE DISPOSITIVE POWER 0




 8.
SHARED DISPOSITIVE POWER




9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON



0


10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
 (see instructions)

   [ _ ]




11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


0

12.
TYPE OF REPORTING PERSON* (see instructions)



IA


?
CUSIP No.
88066N204_____
___
13G
Page 3  of 4
Pages

Item
1(a).
Name of Issuer:

Tenon Medical, Inc.
Item
1(b).
Address of Issuer?s Principal Executive Offices:

104 Cooper Court, Los Gatos, CA 95032
Item
2(a).
Name of Person Filing:

TMD Wealth Management, LLC
Item
2(b).
Address of Principal Business Office, or if None, Residence:

15333 N. Pima Road, Ste 200, Scottsdale, AZ 85260
Item
2(c).
Citizenship:

USA
Item
2(d).
Title of Class of Securities:

Common Stock
Item
2(e).
CUSIP Number:
		88066N204
Item 3.
If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:






(a
)
[
_
]
Broker or dealer registered under Section 15 of the Act (15
U.S.C. 78o).






(b
)
[
_
]
Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).





(c
)
[
_
]
Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).





(d
)
[
_
]
Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).





(e
)
[
X
]
An investment adviser in accordance with Section 240.13d-
1(b)(1) (ii)(E);





(f
)
[
_
]
An employee benefit plan or endowment fund in accordance with
Section 240.13d-1(b)(1)(ii)(F);





(g
)
[
_
]
A parent holding company or control person in accordance with
Section 240.13d-1(b)(1)(ii)(G);





(h
)
[
_
]
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);





(i
)
[
_
]
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3);





(j
)
[
_
]
Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).
?
CUSIP No.
88066N204
_________
13G
Page   4 of 4_
Pages

Item 4.
Ownership.
          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)
Amount beneficially owned:
___0_______________________________________________________________
______





(b)
Percent of class:
0__________________________________________________________________
_______________





(c)
Number of shares as to which such person has:






(i)
Sole power to vote or to direct the vote  __






(ii
)
Shared power to vote or to direct the vote
_________________________________________________________,






(ii
i)
Sole power to dispose or to direct the disposition of _________________________________________________,






(iv
)
Shared power to dispose or to direct the disposition of
________________________________________________

Item 5.
Ownership of Five Percent or Less of a Class.
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [XX ].

Item 6.
Ownership of More Than Five Percent on Behalf of Another Person.

Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or
Control Person.

Item 8.
Identification and Classification of Members of the Group.

Item 9.
Notice of Dissolution of Group.

Item
10.
Certifications.


(a)
The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):





By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


(b)
The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):





By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

08/08/2024

(Date)

Todd Douma

(Signature)

CCO

(Name/Title)
Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.
Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).